Exhibit 10.1

RTB Digital Inc. 4300 University Way NE, Suite C A 98105, Seattle +1 (267) 329-9366

Executive Services Agreement

This Executive Services (the “Agreement”) is entered into by and between RTB Digital, Inc., a Nevada corporation (the “Company”), and Heckman Media LLC, a Puerto Rico founded limited liability company (the “LLC”), of which James Heckman is its sole member and its sole manager, effective as of June 1, 2026 (the “Effective Date”). This Agreement is being entered into with the LLC with the understanding that the LLC will provide the services of Mr. Heckman (“Executive”), and no other, as the Chief Executive Officer of the Company and such other service positions as determined by the Board of Directors (“Board”) of the Company, in accordance with the constituent documents of the Company.

Recitals

WHEREAS, Executive founded the pre-merger operations of the Company through the wholly owned subsidiary of the Company acquired in May 2026, and has served as the pre-merger subsidiary’s Chief Executive Officer, principal executive leader, strategic architect and member of the Board; and the Company recognizes that Executive’s compensation and equity are currently for its chief executive and principal architect and visionary of the Company’s product, strategy, partnerships, financing path, market opportunity and value;

WHEREAS, the Company further recognizes the Executive has focused on execution, financing, strategic partnerships, technology deployment, Nasdaq-related activity, publisher growth, and enterprise development, rather than a formal employment agreement for himself;

WHEREAS, the Company now desires to memorialize Executive’s employment terms and provide a compensation and equity structure intended, in part, to true up the historical gap created by Executive’s below-market compensation, comparatively low equity ownership and recognize the achievements thus far, positioning the Company for an opportunity of success;

WHEREAS, the Company intends for the equity to be issued primarily as restricted stock units (“RSUs”), rather than options, to address the value created by Heckman, including the Company’s most significant value growth;

WHEREAS, the Company desires to continue employing Executive through the LLC, as Chief Executive Officer and his ongoing role as a Director of the Company, and Executive desires to continue serving in those capacities, subject to the terms and conditions set forth below.

NOW, THEREFORE, the parties agree as follows:

1.	Position and Duties

Executive shall serve as Chief Executive Officer of the Company. As Chief Executive Officer, Executive shall report to the Company’s Board and shall have such duties, authority, and responsibilities as are customary for the chief executive officer of a similarly situated company, together with such additional duties as may be assigned by the Board consistent with Executive’s position.

The Company agrees that so long as Executive is engaged as the Chief Executive Officer, it will take reasonable action to recommend to the compensation committee to nominate Executive, in his personal capacity only, as a director candidate for the Board of the Company, and subject to the decision of the Board, to recommend his election as a director. If the Executive is not nominated or elected, then the Board, in its sole discretion, may appoint the Executive to a directorship.

Executive shall devote his regular business time, attention, skill, and efforts to the performance of his duties for the Company, subject to reasonable time for personal investments, charitable activities, advisory roles, board service, and other activities that do not materially interfere with Executive’s duties to the Company. LLC agrees that it will not engage with any other entity or person that would cause the Executive and LLC not to be able to full the terms of this Agreement.

RTB Digital Inc. 4300 University Way NE, Suite C A 98105, Seattle +1 (267) 329-9366

2.	Term

The term of this Agreement shall commence on June 1, 2026, and continue for approximately five years, through December 31, 2030, unless earlier terminated in accordance with this Agreement. For purposes of vesting and any applicable equity lock-up periods, the parties agree that January 1, 2026, shall be treated as the applicable commencement date, in recognition of unavoidable circumstances delayed Executive Agreement, while the Company was focused on key strategic items, such as Nasdaq listing. Notwithstanding the foregoing, no Agreement existed before mutual execution by the parties, and neither the Company nor its Board had any liability to the Executive under this Agreement prior to mutual execution.

3.	Base Salary

Executive shall receive a base salary of $75,000 per month, payable in accordance with the Company’s regular payroll practices and subject to applicable withholdings, and shall be paid retroactively to June 1, 2026, and commencing January 1, 2027, for the balance of the term of this Agreement, Executive will be paid a base salary of $50,000 per month, payable in accordance with the Company’s regular payroll practices and subject to applicable withholdings. For the avoidance of doubt, on or about September , 2026, Company shall pay Executive retroactive compensation (for June, July, and August 2026, net of certain amounts already paid) in an aggregate amount equal to $195,000.

4.	Initial Bonus Compensation

Any bonus in this section or future sections shall not be executed without assurance the company has sufficient cash to support such bonuses, which means partial payments or payments at a later date (approved by audit and/or compensation committee) will be made, so as the objective of the compensation may be met. For the avoidance of doubt, it is possible that the payments may not be made and the Company through the compensation committee will negotiate in good faith to resolve the compensation arrangements.

In recognition of Executive’s under-compensation, contributions and services since the merger, the Company shall pay Executive an initial bonus of $250,000, payable within five (5) days of execution of this Agreement.

5.	Annual Performance; Bonuses

Executive shall be eligible for annual performance bonuses in at least the amounts as set forth below pursuant to the annual incentive plan (“AIP”) adopted by the Board and approved by the Company’s shareholders. Terms that are capitalized but otherwise undefined in this Section 5 shall have the definitions ascribed to them pursuant to the Company’s AIP or other equity incentive plan(s).

a. Fifty Percent Annual Bonus. Executive shall receive an annual bonus equal to 50% of annual base salary upon achievement of EBITDA-Positive (less stock compensation) Run-Rate Performance for the year ending Q4 2026, and thereafter on an annual basis.

RTB Digital Inc. 4300 University Way NE, Suite C A 98105, Seattle +1 (267) 329-9366

b. One Hundred Percent Annual Bonus. Executive shall be eligible to receive an annual bonus equal to 100% of Executive’s annual base salary upon the Company achieving $100 million in EBTIDA+ Revenue (less stock compensation) on a Run-Rate Basis.

Performance determinations shall be made by the Board’s audit committee and adopted by the Company’s shareholders pursuant to the AIP and the Company’s other applicable equity incentive plan(s).

6.	Equity Award and Voting Share Treatment

As stated in the preamble, the equity awards described in this Agreement are intended, in part, to true up the historical ownership gap and align Executive’s equity with the value he has created for the Company and is expected to continue creating for stockholders.

7.	Equity Bonuses for Transformative Events

The Company shall grant Executive RSUs as follows:

a. Nasdaq Merger. As a result of completion of the Company’s merger of May 12, 2026, and listing of the common stock of the Company on Nasdaq, the LLC or Executive (as they determine between themselves) shall receive an equity award so that Executive and LLC own the lesser of (i) 10% of the Company’s fully diluted capitalization, calculated after giving effect the issued and outstanding shares owned by LLC and/or Executive, to the contemplated 2026 equity award plan and all then-current strategic warrants, options, board grants, advisory shares, and other equity-linked securities (fully diluted), provided that, for purposes of this clause (i), the Company’s fully diluted capitalization shall not exceed 34,700,000 shares of Common Stock (the “Nasdaq True-up”), or (ii) 3,470,000 shares in the aggregate. Such issuance shall be issued pursuant to the 2026 equity incentive plan and shall be subject to a three-year vesting schedule with one-third of the shares vesting on the first anniversary of the issuance date, and the remaining two-thirds vesting quarterly thereafter in equal installments for the following twenty-four (24) months. For the avoidance of doubt, the foregoing 10% ownership interest is not in addition to any shares of common stock or other equity securities already owned by Executive and/or the LLC; rather, following the contemplated issuance, Executive and LLC shall collectively own an aggregate equity interest equal to the lesser of 10% of the Company’s fully diluted capitalization, calculated as provided above and subject to the 34,700,000 share cap set forth above, and 3,470,000 shares of Common Stock in the aggregate.

b. $100 Million Revenue Scale. Upon the Company achieving a first time, during the initial term of this Agreement, $100 million in Revenue on a Run-Rate Basis (without going-concern danger), Executive shall receive a second equity award in RSU’s, so Executive and LLC own the lesser of (i) 10% of the Company’s fully diluted capitalization, calculated after giving effect to any dilution, warrants, strategic shares, options, or other equity-linked securities issued or contemplated, including in connection with the transaction or event that may have helped produce such revenue scale, or otherwise upon achievement of such revenue threshold,, provided that, for purposes of this clause (i), the Company’s fully diluted capitalization shall not exceed 34,700,000 shares of Common Stock or (ii) 3,470,000 shares in the aggregate. Such issuance shall be issued pursuant to the Company’s then-current equity plan and shall be subject to a three-year vesting schedule with one-third of the shares vesting on the first anniversary of the issuance date, and the remaining two-thirds vesting quarterly thereafter in equal installments for the following twenty-four (24) months. For the avoidance of doubt, the foregoing 10% ownership interest is not in addition to any shares of common stock or other equity securities already owned by Executive and/or the LLC, including, without limitation, the Nasdaq True-Up; rather, following the contemplated issuance, Executive and LLC shall collectively own an aggregate equity interest equal to the lessor of 10% of the Company’s fully diluted capitalization, calculated as provided above, and subject to the 34,700,000 share cap set forth above, and 3,470,000 shares of Common Stock in the aggregate.

RTB Digital Inc. 4300 University Way NE, Suite C A 98105, Seattle +1 (267) 329-9366

All equity awards, provided for in this Agreement, regardless of the section, shall be subject to formal documentation, applicable law, securities compliance requirements, stockholder or Board approval where required, and the terms of the Company’s equity incentive plan or other applicable governing documents. If the equity plan is not approved, then the equity grants will be forfeited and of no further force and effect and the terms of this Agreement in respect of the equity compensation will be removed from this Agreement, being of no effect. Terms that are capitalized but otherwise undefined in this Section 7 shall have the definitions ascribed to them pursuant to the Company’s equity incentive plan(s).

8.	Equity Bonus for Extraordinary Shareholder Returns

Executive shall be eligible to receive additional equity compensation, pursuant to the long term incentive plan (“LTIP”) adopted by the Board and approved by the Company’s shareholders, based on significant increases in Company equity value and shareholder returns, as follows:

If the Company’s stock has a sustainable market price, measured by a 60-day volume-weighted average price (“VWAP”) (and such VWAP measurement date shall commence following the filling of the Form 10-K for the relevant year); and a liquid market for the Company’s stock sufficient to support a reliable valuation and orderly market trading (as determined reasonably by the Board’s audit committee - and if in question, such shares below will come with sufficient restrictions as to not materially negatively affect share price), Executive shall receive incentive equity bonuses as follows:

2027. Executive shall receive an equity bonus equal to 10% of the Incremental Equity Value Gain (as measured based on the VWAP per share from the period one year prior to the current measurement period. For the sake of clarity, such Incremental Equity Value Gain shall be based on the stock price change, not the market cap gain) from the Company’s Q4 2026 Rewarded Value Baseline, payable in shares based on the applicable Q4 ‘27 VWAP, if the gain is greater than 20%.

2028. Executive shall receive an equity bonus equal to 10% of the Incremental Equity Value Gain (as measured based on the VWAP per share from the period one year prior to the current measurement period. For the sake of clarity, such Incremental Equity Value Gain shall be based on the stock price change, not the market cap gain) from the Company’s 2027 Rewarded Value Baseline, payable in shares based on the applicable Q4 ‘28 VWAP, if the gain is greater than 20%.

2029. Executive shall receive an equity bonus equal to 10% of the Incremental Equity Value Gain (as measured based on the VWAP per share from the period one year prior to the current measurement period. For the sake of clarity, such Incremental Equity Value Gain shall be based on the stock price change, not the market cap gain) from the Company’s 2028 Rewarded Value Baseline, payable in shares based on the applicable Q4 ‘29 VWAP, if the gain is greater than 20%.

2030. Executive shall receive an equity bonus equal to 10% of the Incremental Equity Value Gain (as measured based on the VWAP per share from the period one year prior to the current measurement period. For the sake of clarity, such Incremental Equity Value Gain shall be based on the stock price change, not the market cap gain) from the Company’s 2029 Rewarded Value Baseline, payable in shares based on the applicable Q4 ‘30 VWAP, if the gain is greater than 15%.

RTB Digital Inc. 4300 University Way NE, Suite C A 98105, Seattle +1 (267) 329-9366

2031. Executive shall receive an equity bonus equal to 10% of the Incremental Equity Value Gain (as measured based on the VWAP per share from the period one year prior to the current measurement period. For the sake of clarity, such Incremental Equity Value Gain shall be based on the stock price change, not the market cap gain) from the Company’s 2030 Rewarded Value Baseline, payable in shares based on the applicable Q4 ‘31 VWAP, if the gain is greater than 15%.

Grant Cap. Notwithstanding anything to the contrary in this Section 8, the number of shares issuable pursuant to each equity bonus under this Section 8 shall not exceed 10% of the Company’s outstanding share count, calculated after giving effect to the applicable equity bonus; provided, however, that, for purposes of determining such maximum number of shares, the Company’s outstanding share count shall not exceed 34,700,000 shares of Common Stock.

The intent of this provision is to reward Executive for extraordinary incremental shareholder value creation above the last rewarded equity gain, without double-counting value already rewarded in a prior period; just incremental gain.

Terms that are capitalized but otherwise undefined in this Section 8 shall have the definitions ascribed to them pursuant to the Company’s LTIP and other applicable equity incentive plan(s).

9.	Equity Documentation and Approvals

The Board is in the process of approving and processing strategic, internal, board, advisory, warrant, options, RSU, and other equity grants. Executive’s equity awards and rights in respect of the awards shall be documented through formal equity award agreements, Board approvals, stockholder approvals where required, and applicable plan documents.

To the extent any provision of this Agreement requires additional action to comply with federal securities laws, state corporate law, exchange requirements, tax rules, or Company governance requirements, the Company shall take commercially reasonable steps to implement the intended economic rights described herein.

10.	Tax Treatment and Withholding

All compensation, bonuses, equity awards, and other payments under this Agreement shall be subject to applicable federal, state, local, and other tax withholding requirements. Executive shall be responsible for his own tax planning, tax payments and shall consult his own tax advisor regarding the tax consequences of this Agreement, including any potential issues under Section 409A of the Internal Revenue Code.

The LLC and Executive understand that the employment arrangement of LLC as the contracting party and the LLC providing to the Company the services of Executive, was solely at the request of the LLC and Executive, so as to be treated by the Company as an independent contractor for federal, state, and local tax purposes, rather than as an employee receiving compensation reported on Form W-2. LLC and Executive represent that each has independently considered the tax consequences of such treatment and understands that, if properly classified as an independent contractor, LLC and Executive are solely responsible for all taxes, assessments, and other Federal, state and local governmental charges arising from or relating to the compensation paid hereunder, including, without limitation, federal, state, and local income taxes; self-employment taxes; Social Security and Medicare taxes; unemployment or similar taxes applicable to LLC and Executive; estimated tax payments; and any interest or penalties associated therewith. To the fullest extent permitted by applicable law, LLC and Executive, jointly and severally, shall indemnify, defend, and hold harmless the Company and its affiliates, and each of their respective officers, directors, managers, employees, agents, and representatives, from and against any and all taxes, assessments, liabilities, claims, losses, damages, costs, interest, penalties, and reasonable attorneys’ fees and expenses arising out of or relating to:

a. LLC’s and/or Executive’s election or request to be treated as an independent contractor rather than an employee;

RTB Digital Inc. 4300 University Way NE, Suite C A 98105, Seattle +1 (267) 329-9366

b. LLC’s and/or Executive’s failure to timely or properly report or pay any taxes for which either the LLC and/or Executive is responsible in connection with amounts paid by the Company hereunder;

c. any claim directly or indirectly asserted by LLC and/or Employee that the Company was required to withhold or remit taxes from amounts paid to LLC and/or Executive as an employee, to the extent such claim arises from or relates to LLC’s and/or Executive’s election or request for independent-contractor treatment; and

d. any governmental assessment against LLC and/or Employee arising from LLC’s and/or Executive’s failure to satisfy their respective tax obligations associated with the compensation paid by the Company.

11.	Benefits and Expenses

The Company will reimburse the LLC for the reasonable cost of full health care coverage, including reasonable boutique health coverage concierge and costs related to his wife’s added cancer risks and consequences as mutually agreed by the Board and Executive from time to time.

The Company shall reimburse the LLC for reasonable business expenses incurred in the performance of Executive’s duties, subject to the Company’s expense reimbursement policies and proper documentation, which includes the cost of reasonable office space in Puerto Rico for a single person.

12.	Confidentiality and Company Property

The LLC and Executive have entered into a separate Non-Disclosure, Non-Competition, Non-Solicitation and Inventions Assignment Agreement, which is intended to provide that the LLC and Executive (i) shall continue to protect and maintain the confidentiality of the Company’s non-public information, trade secrets, intellectual property, business plans, financial information, partner information, investor information, technical information, and strategic opportunities, (b) make clear that all Company property, documents, data, records, intellectual property, work product, systems, passwords, devices, and materials created, received, or maintained by Executive in connection with his employment shall remain the property of the Company.

13.	Termination

This Agreement may be terminated before the end of the five-year term by the Company, by Executive, by mutual agreement, due to death or disability, or as otherwise permitted by law.

If the Company terminates Executive without Cause, or Executive resigns for Good Reason, the Company shall pay Executive all accrued but unpaid salary, earned bonuses - including any equity bonus that would be owed up and through the end of the yet-to-start year, unpaid compensation, reimbursable expenses, vested equity, and cash equal to twelve (12) months of Executive’s base salary payable in equal monthly installments over the period of twelve (12) months, beginning within thirty (30) days of Executive’s execution of the Company’s then-current form of separation agreement and general release of claims. If Terminated without Cause after Change of Control, then (a) all unvested equity awards and shares of Company stock held by Executive shall immediately and fully vest, and (b) the Company shall offer to purchase, and Executive may accept or reject such offer in his sole discretion, fifty percent (50%) of the shares of Company stock then owned by Executive, including the shares subject to the acceleration described in clause (a), for cash at a purchase price per share equal to the five (5) trading day VWAP ending on the Trading Day immediately preceding the date of Executive’s termination. The Company’s offer shall remain open for acceptance by Executive for thirty (30) days following the date of such offer.

“Cause” shall mean fraud, willful misconduct, material breach of fiduciary duty, material violation of law, material breach of this Agreement, in each case after written notice and a reasonable opportunity to cure where curable.

“Change of Control” means the consummation of a merger, consolidation, reorganization, or similar transaction involving the Company, other than a transaction in which (a) the holders of the Company’s voting securities immediately prior to the transaction continue to hold, directly or indirectly, more than fifty percent (50%) of the combined voting power of the surviving or resulting entity’s outstanding voting securities immediately following the transaction, and (b) no Person or group other than such continuing holders becomes the beneficial owner of more than fifty percent (50%) of such voting power.

RTB Digital Inc. 4300 University Way NE, Suite C A 98105, Seattle +1 (267) 329-9366

“Good Reason” shall mean a material reduction in title, authority, duties, compensation, reporting relationship, or a material breach by the Company of this Agreement, in each case after written notice and a reasonable opportunity to cure.

Upon any termination of employment of the Executive, he will be deemed to have resigned from all employee, executive and director positions held either as a contractor or individual, of the Company, its subsidiaries and affiliates, effective immediately as of the termination date.

14.	Indemnification

Other than any indemnification for taxes for which the LLC and Heckman will jointly and severally indemnify the Company, pursuant to Section 10, the Company shall indemnify Executive to the fullest extent permitted by law and by the Company’s governing documents for actions taken in reasonable good faith for the benefit of the Company, within the scope of his duties as Chief Executive Officer. The Company shall maintain directors and officers liability insurance covering Executive as employed through the LLC, on terms no less favorable than those provided to other senior executives and directors. For the avoidance of doubt, the Company will not indemnify the LLC or Heckman for any action taken solely on behalf of the LLC and Heckman’s actions that are apart from his engagement as an Executive with the Company.

15.	Entire Agreement

This Agreement, the Non-Disclosure, Non-Competition, Non-Solicitation and Inventions Assignment Agreement,, any separate director employment agreement, and the equity plan and specific equity award agreements, as to their respective subject matter, constitutes the entire agreement between the Company, LLC and Executive with respect to the subject matter of the employment of the LLC and Executive and supersedes any prior oral or written understandings regarding the employment compensation hereof, except for any rights or agreements expressly preserved in writing.

16.	Amendments

This Agreement may be amended only by a written agreement signed by LLC and Executive on the one hand and an authorized representative of the Company on the other hand following approval by the Board, compensation committee of the Board and any authorized committee.

17.	Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to conflict-of-law principles.

18.	Counterparts and Electronic Signatures

This Agreement may be executed in counterparts and by electronic signature, each of which shall be deemed an original and all of which together shall constitute one agreement.

RTB Digital Inc. 4300 University Way NE, Suite C A 98105, Seattle +1 (267) 329-9366

Accepted and Agreed as of September                      , 2026:

RTB DIGITAL, INC.

By:
Name:
Title:

HECKMAN MEDIA LLC

By James Heckman, authorized signatory

Signature:

EXECUTIVE

James Heckman

Signature: